UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Pogo Producing Company
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FOR IMMEDIATE RELEASE

Contact: Paul G. Van Wagenen

(713) 297-5000

POGO ANNOUNCES THIRD QUARTER 2007 RESULTS

HOUSTON, TX, October 24, 2007 – In the third quarter of 2007, Pogo Producing Company (NYSE: PPP) (“Pogo”) reported a net loss of $45.9 million, or $(0.79) per share, on revenues of $201.1 million, compared to third quarter 2006 net income of $33.3 million, or $0.58 per share, on revenues of $232.1 million. For the first nine months of 2007, Pogo’s net loss was $111.9 million, or $(1.93) per share, on revenues of $635.5 million, compared to net income for the first nine months of 2006 of $462.7 million, or $8.04 per share, on revenues of $713.3 million. In the third quarter of 2007, Pogo reported a net loss from continuing operations (excludes results from Northrock Resources) of $0.3 million.

Discretionary cash flow in the third quarter and the first nine months of 2007 was $90.8 million and $339.0 million, respectively, compared to discretionary cash flow of $220.3 million in the third quarter and $489.3 million in the first nine months of 2006. Net cash provided by operating activities during the third quarter and the first nine months of 2007 was $89.7 million and $502.7 million, respectively, compared to $124.1 million and $462.3 million for the same time periods in 2006.

The results in the third quarter 2007 include the impact of the following items:

•                  Loss on the sale of Pogo’s Canadian investment of $45.6 million, which closed on August 14, 2007; and

•                  Recognized a $4.3 million after-tax charge for early extinguishment of Pogo’s 8¼% $200 million Senior Subordinated Notes.

PRODUCTION AND PRICES

Natural gas production from continuing operations averaged 191.3 million cubic feet per day (mmcf/d) in the third quarter 2007 and 198.8 mmcf/d in the first nine months of 2007, compared to 197.7 mmcf/d and 199.2 mmcf/d during the same time periods of 2006. Average realized natural gas prices fell to $5.46 per thousand cubic feet (mcf), down from $5.81/mcf in the same quarter last year.

Total liquids production from continuing operations, including crude oil, condensate and plant products during the third quarter and the first nine months of 2007 averaged 17,165 barrels per day (bpd) and 18,959 bpd, respectively, compared to Pogo’s average volumes of 21,025 bpd and 22,666 bpd produced during the same time periods last year. Average realized crude oil and condensate prices rose to $72.54 per barrel, up from $68.31 per barrel during the third quarter of 2006.

The decreases in natural gas and liquids production volumes from continuing operations in the 2007 periods presented above compared to the corresponding 2006 periods are primarily due to Pogo’s sale of its Gulf of Mexico, Texas panhandle and Gulf Coast properties during second quarter 2007, as well as other producing properties in 2007.

PROPOSED MERGER

As announced on July 17, 2007, Pogo entered into a definitive merger agreement to be acquired by Plains Exploration & Production Company (NYSE: PXP) in a stock and cash transaction. Under the terms of the agreement, Pogo stockholders will receive (on an aggregate basis) 0.68201 shares of PXP common stock and $24.88 of cash for each share of Pogo common stock. Pogo stockholders will have the right to elect to receive cash or stock, subject to proration if either the cash or stock election is oversubscribed. Pogo and PXP have each scheduled November 6, 2007 as the date for their stockholder meetings to vote on the transaction. Pogo expects the merger to close promptly after the stockholder meetings if the necessary stockholder approvals are obtained.

TENDER OFFERS AND CONSENT SOLICITATIONS FOR SENIOR SUBORDINATED NOTES

Pogo’s previously announced consent solicitations with respect to $450 million outstanding principal amount of its 7.875% Senior Subordinated Notes due 2013 (CUSIP No. 730448 AV9), $300 million outstanding principal amount of its 6.625% Senior Subordinated Notes due 2015 (CUSIP No. 730448 AR8) and $500 million outstanding principal amount of its 6.875% Senior Subordinated Notes due 2017 (CUSIP No. 730448 AT4) (collectively, the “Notes”) expired as provided in the related offer to purchase and consent solicitation statement on October 17, 2007.  At the expiration, Pogo had not received the required number of consents to the proposed amendments to the indentures governing the Notes.  However, holders of Notes may continue to tender Notes prior to 5:00 p.m. (New York City Time) on November 5, 2007, when the tender offers will expire (unless earlier terminated or extended).  Pogo reserves the right to terminate, withdraw or amend, or waive certain aspects of, the tender offers or consent solicitations at any time, subject to applicable law.

Consummation of the tender offers or the consent solicitations is not a condition to the closing of Pogo’s pending merger with PXP.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	Unaudited		Unaudited
	(Dollars in thousands, except per
	barrel and per share amounts)
Natural gas
Price per Mcf	$5.46	$5.81	$6.12	$6.29
Production (sales), Mcf per day	191,294	197,742	198,766	199,245
Crude oil and condensate
Price per barrel	$72.54	$68.31	$62.67	$64.21
Production, barrels per day	13,290	16,535	14,767	18,125
Total liquids
Production, barrels per day	17,165	21,025	18,959	22,666
A summary of unaudited results follows, stated in thousands, except per share amounts

Revenues:
Oil and gas	$200,311	$228,077	$631,233	$708,056
Other	761	4,042	4,309	5,265
	$201,072	$232,119	$635,542	$713,321

Income (loss) from continuing operations	$(289)	$11,113	$61,990	$393,534
Income (loss) from discontinued operations, net of tax	$(45,607)	$22,225	$(173,894)	$69,158
Net income (loss)	$(45,896)	$33,388	$(111,904)	$462,692

Earnings per share:
Basic-
Income (loss) from continuing operations	$0.00	$0.19	$1.07	$6.83
Income (loss) from discontinued operations, net of tax	$(0.79)	$0.39	$(3.00)	$1.21
Net Income (loss)	$(0.79)	$0.58	$(1.93)	$8.04

Diluted-
Income (loss) from continuing operations	$0.00	$0.19	$1.06	$6.78
Income (loss) from discontinued operations, net of tax	$(0.79)	$0.39	$(2.97)	$1.19
Net Income (loss)	$(0.79)	$0.58	$(1.91)	$7.97

Discretionary cash flow is presented because of its wide acceptance as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Management also views the non-GAAP measure of discretionary cash flow as a useful tool for comparisons of the Company’s financial indicators with those of peer companies that follow the full cost method of accounting. Discretionary cash flow is a financial measure that is not calculated in accordance with generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net cash provided by operating activities, as defined by GAAP, or as a measure of financial performance or liquidity under GAAP. The Company defines discretionary cash flow as net cash provided by operating activities before changes in operating assets and liabilities and exploration expenses. Other companies may define discretionary cash flow differently. A reconciliation to net cash provided by operating activities is as follows:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2007		2006	2007		2006
	Unaudited			Unaudited
	(Dollars in thousands, except per
	barrel and per share amounts)
Net cash provided by operating activities from continuing operations	$32,231	(a)	$52,997	$292,460	(a)	$242,161
Net cash provided by operating activities from discontinued operations	57,462		71,145	210,236		220,172
Net cash provided by operating activities	89,693		124,142	502,696		462,333
Remove changes in operating assets and liabilities(b)	(5,660)		89,675	(187,890)		12,554
Add back exploration expenses (b)	6,734		6,437	24,191		14,395
Discretionary cash flow	$90,767		$220,254	$338,997		$489,282

Net cash provided by (used in) investing activities (b)	$1,807,771		$(245,872)	$1,872,543		$(960,172)

Net cash provided by (used in) financing activities (b)	$(592,934)		$123,857	$(1,075,249)		$468,310

(a)             Net cash provided by operating activities from continuing operations was reduced by $62.7 million for cash taxes paid in conjunction primarily with asset sales.

(b)            Includes activities from both continuing and discontinued operations.

*  *  *

Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns approximately 4,700,000 gross leasehold acres in major oil and gas provinces in North America, 6,354,000 acres in New Zealand and 1,480,000 acres in Vietnam. Pogo common stock is listed on the New York Stock Exchange under the symbol “PPP.”

*  *  *

This release includes statements of current expectations regarding Pogo, including statements regarding the expected merger with PXP, that constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits cannot be fully realized. Pogo discusses risks and uncertainties associated with its business in reports it files with the SEC and disclaims any responsibility to update these forward-looking statements.

*  *  *

PXP AND POGO HAVE FILED A DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING PXP, POGO AND THE ACQUISITION. THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN SENT TO SECURITY HOLDERS OF PXP SEEKING THEIR APPROVAL OF THE ISSUANCE OF SHARES OF PXP STOCK TO BE USED AS MERGER CONSIDERATION AND SECURITY HOLDERS OF POGO SEEKING THEIR APPROVAL OF THE ACQUISITION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED BY PXP AND POGO WITH THE SEC AT THE SEC’S WEBSITE AT http://WWW.SEC.GOV.

THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND SUCH OTHER DOCUMENTS (RELATING TO PXP) MAY ALSO BE OBTAINED FOR FREE FROM PXP BY DIRECTING A REQUEST TO PLAINS EXPLORATION & PRODUCTION COMPANY, 700 MILAM, SUITE 3100, HOUSTON, TX 77002, ATTENTION: JOANNA PANKEY; TELEPHONE: (713) 579-6000, E-MAIL: JPANKEY@PXP.COM.

THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND SUCH OTHER DOCUMENTS (RELATING TO POGO) MAY ALSO BE OBTAINED FOR FREE FROM POGO BY DIRECTING A REQUEST TO POGO PRODUCING COMPANY, 5 GREENWAY PLAZA, SUITE 2700, HOUSTON, TX 77046, ATTENTION: CLAY JEANSONNE, TELEPHONE: (713) 297-5000, E-MAIL: JEANSONC@POGOPRODUCING.COM.

PXP, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from PXP’s stockholders in connection with the acquisition. Information regarding such persons and a description of their interest in the acquisition is contained in the joint proxy statement/prospectus on file with the SEC. Information concerning beneficial ownership of PXP stock by its directors and certain executive officers is included in its proxy statement dated March 29, 2007 and subsequent statements of changes in beneficial ownership on file with the SEC.

Pogo, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from Pogo’s stockholders in connection with the acquisition. Information regarding such persons and a description of their interest in the acquisition is contained in the joint proxy statement/prospectus on file with the SEC. Information concerning beneficial ownership of Pogo stock by its directors and certain executive officers is included in its proxy statement dated April 20, 2007 and subsequent statements of changes in beneficial ownership on file with the SEC.